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                                                                      Exhibit 99

                                    FOR:    Drug Emporium Inc.

                            APPROVED BY:    Terry L. Moore
                                            Chief Financial Officer
                                            (740) 548-7080 x2143
FOR IMMEDIATE RELEASE
                                CONTACT:    Cheryl Schneider/Hulus Alpay
                                            Press: Michael McMullan/David Nugent
                                            Morgen-Walke Associates, Inc.
                                           (212) 850-5600

             NEW CFOS APPOINTED AT DRUG EMPORIUM & DRUGEMPORIUM.COM

             - Michael P. Leach Appointed CFO of DrugEmporium.com -
              - Terry L. Moore Appointed CFO of Drug Emporium Inc -

         Powell, Ohio, October 8, 1999 -- Drug Emporium Inc. (NASD:DEMP) today announced that Michael P. Leach, age 30, has been appointed to the newly created position of Chief Financial Officer of its subsidiary, DrugEmporium.com. Mr. Leach has been with Drug Emporium Inc. for over six years and previously was Chief Financial Officer of Drug Emporium, Inc. Prior to his tenure at the Company, he worked for the international accounting firm of Ernst & Young.

         Terry L. Moore, age 50, will replace Mr. Leach as Chief Financial Officer of Drug Emporium, Inc. Mr. Moore joined Drug Emporium Inc. as Controller in March of this year. Prior to joining Drug Emporium Inc., Mr. Moore spent over two years at Shoe Corporation of America where he served as Vice President, Treasurer and Chief Financial Officer of this Columbus, Ohio based footwear retailer with over 650 leased shoe departments nationwide. Prior to that, Mr. Moore was President and Chief Executive Officer of Nationwise Automotive, Inc., a Columbus based auto parts retailer with over 300 store locations, primarily in the mid-west and southeast portions of the United States. During his 19-year tenure with Nationwise Automotive, he also served as Chief Financial Officer.

         In their new positions, Mr. Leach and Mr. Moore will both be reporting directly to David Kriegel, Chairman and Chief Executive Officer of Drug Emporium, Inc.

                                    - more -

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NEW CFOS APPOINTED                                                       PAGE: 2

         David Kriegel commented, "Mike's appointment as CFO of DrugEmporium.com re-affirms our commitment to this rapidly growing portion of our business, which will continue to receive the necessary support from Drug Emporium Inc. to continuously expand in the competitive marketplace. As Mike has been instrumental in the ongoing operations of DrugEmporium.com, we feel it is a natural progression following his in-depth and crucial involvement with the successful re-launch of our on-line drugstore, that he continues his efforts toward making DrugEmporium.com the premier health content-driven e-commerce business in the world."

         Mr. Kriegel continued, "Mike is joining forces with a dynamic team of individuals who are at the forefront of their respective specialties and dedicated to building upon the recent successes of our on-line store."

         Mr. Kriegel concluded, "We are also pleased to be filling his position with Terry, an equally talented individual who brings with him a wealth of experience in brick-and-mortar operations. We look for Terry's immediate effectiveness and anticipate a seamless transition in the position since he has worked alongside Mike and the finance department as Controller for the last six months."

         Drug Emporium Inc., through its subsidiary DrugEmporium.com, owns and operates a discount-priced e-commerce store, DrugEmporium.com. The on-line store sells prescription drugs, non-prescription medications, nutrition, wellness, cosmetics, and health and beauty aids on-line. DrugEmporium.com is headquartered in historic German Village in Columbus, Ohio. Drug Emporium, Inc. owns and operates 140 brick-and-mortar stores under the names Drug Emporium, F&M Super Drug Stores and Vix Drug Stores. All brick-and-mortar stores operate full-service pharmacies and specialize in discount-priced merchandise including health and beauty aids, cosmetics and greeting cards. The company also franchises an additional 43 stores.

         Except for historical information contained herein, the statements in this release related to Drug Emporium are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. These risks include, among other things, the competitive environment of the on-line drugstore industry in general, the ability of the Company to secure and maintain key contracts and relationships, technical issues related to the development of the website, and economic conditions in general. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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                        PLEASE VISIT OUR ONLINE DRUGSTORE
                                       AT
                              www.DrugEmporium.com
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